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                                                              Exhibit 99.(d)(16)

                                 CMG FUND TRUST

                          INVESTMENT ADVISORY CONTRACT

     This Agreement is made the_______ day of___________, 2003 between CMG FUND TRUST, an Oregon business trust (the "Trust"), and COLUMBIA MANAGEMENT ADVISORS, INC., an Oregon corporation having its principal place of business in Portland, Oregon (the "Adviser"). The Trust is registered as an open-end investment company pursuant to the Investment Company Act of 1940 (the "Act"). The Adviser is registered as an investment adviser pursuant to the Investment Advisers Act of 1940. The Trust has established certain series of shares set forth in Section 3 of this Agreement (each a "Fund", collectively the "Funds") and this Agreement relates to services to be performed by the Adviser with respect to the Funds.

                                    AGREEMENT

     Now, therefore, in consideration of the promises in this Agreement, the parties agree as follows:

     1. DUTIES OF ADVISER. With respect to each of the Funds, the Adviser shall regularly provide the Trust with research, advice, and supervision with respect to investment matters and shall furnish continuously an investment program, determining what securities shall be purchased or sold and what portion of the Trust's assets shall be held invested or uninvested, subject always to the provisions of the Act and the Trust's Declaration of Trust and Bylaws, and amendments thereto, which amendments shall be furnished to the Adviser by the Trust. The Adviser shall take any steps necessary or appropriate to carry out its decisions in regard to the foregoing matters and the general conduct of the business of the Trust. The Adviser may take into consideration receipt of research and statistical information and other services rendered to the Trust in the allocation of commissions from portfolio brokerage business.

     2.   ALLOCATION OF CHARGES AND EXPENSES.

     (a) With respect to the Funds, the Adviser shall pay all operating costs and expenses of the Funds (other than those described in subsection (b) below, which shall be paid by the Trust) including custodian fees, transfer agent fees, legal fees for the Funds, accounting expenses (other than auditing fees), and governmental fees, cost of stock certificates, and any other expenses (including clerical expenses) of issue, sale, repurchase, or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, and all expenses of preparing the Trust's registration statement and prospectus, and the cost of printing and delivering to shareholders prospectuses and reports, all executive salaries and executive expenses, office rent of the Trust, ordinary office expenses (other than the expense of clerical services relating to the administration of the Trust), and for any other expenses that, if otherwise borne by the Trust, would cause the Trust to "be deemed to be acting as a distributor of securities of which it is the issuer, other than through an underwriter" pursuant to Rule 12b-1 under the Act, of each class of each series. The Adviser shall provide investment advisory, statistical, and research facilities and all clerical services relating to research, statistical, and investment work with respect to each of the Funds.

     (b) The Trust shall not be required to pay any expenses of the Trust other than the following: disinterested trustees fees and expenses, including their legal counsel, auditing

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expenses, interest incurred on borrowing by a Fund, if any, portfolio transaction expenses, taxes and extraordinary expenses of the Funds.

     3.   COMPENSATION OF THE ADVISER.

     (a) For services to be rendered, the facilities to be furnished, and the payments to be made by the Adviser, as provided in Sections 1 and 2 of this Agreement, for each calendar month the Trust shall pay, on behalf of each of the Funds, to the Adviser a management fee computed at the annual rate set forth below based on the applicable Fund's daily net assets:

                NAME OF FUND            APPLICABLE FEE RATE
     ------------------------------------------------------
     CMG Ultra Short Term Bond Fund            0.25%
     CMG Intermediate Bond Fund                0.25%

If the asset value is not required to be determined on any particular business day, then for the purposes of this Section 3, the asset value of a share as last determined shall be deemed to be the asset value of a share as of the close of business on that day. If there is no business day in any calendar month, the fee shall be computed on the basis of the asset value of a share as last determined, multiplied by the average number of shares outstanding on the last day of the month.

     (b) If the Board of Trustees of the Trust determines to issue any additional series or any classes of shares of any Fund for which it is proposed that the Adviser serve as investment manager, the Trust and the Adviser may enter into an Addendum to this Agreement setting forth the name of the series, the applicable fee and such other terms and conditions as are applicable to the management of such series of shares.

     4. COVENANTS OF THE ADVISER. In connection with purchases or sales of portfolio securities for the account of a Fund, neither the Adviser nor any officer, director, or employee of the Adviser shall act as a principal. The Adviser covenants that it and its employees will comply with investment restrictions of the Trust's Bylaws applicable to them. If the Adviser or any of its affiliates give any advice to clients concerning the shares of any of the Funds, it will act solely as investment counsel for the clients and not on behalf of the Trust.

     5. LIMITATION ON LIABILITY OF ADVISER. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this agreement relates, except a loss resulting from willful malfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust may have under any federal securities laws.

6.   DURATION AND TERMINATION OF THIS AGREEMENT.

     (a) This Agreement shall remain in force for two years from the date hereof, and it may be continued from year to year thereafter if approved annually by a vote of a majority of the Trust's shareholders or by its trustees and in either case a vote of a majority of the trustees who

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are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     (b) This Agreement may be terminated at any time without the payment of any penalty by vote of the trustees of the Trust, by vote of a majority of the outstanding shares of a Fund (with respect to that series of the Trust), or by the Adviser, on 60 days written notice to the other party.

     (c) This Agreement shall automatically terminate if it is assigned. The Adviser shall notify the Trust of any change in the officers or directors of the Adviser within a reasonable time after the change. The terms "assignment," "vote of a majority of the outstanding voting securities," and "interested persons" shall have the meanings specified in the Act.

     7. APPLICABLE TO SPECIFIC FUNDS. The Adviser agrees that, with respect to any obligation of the Trust under this Agreement, the Adviser shall look only to the assets of the Fund to which the obligation relates.

     8. SUBCONTRACTS. In rendering the services to be provided pursuant to this Agreement, the Adviser may in its discretion, from time to time, engage or associate itself with such persons or entities as it determines is necessary or convenient and contract with such persons or entities to obtain information, investment advisory and management services, or such other services as the Adviser deems appropriate. Any fees, compensation or expenses to be paid to any such person or entity shall be paid by the Adviser, and no obligation to such person or entity shall be incurred on behalf of the Trust. Any arrangement entered into pursuant to this paragraph shall, to the extent required by law, be subject to the approval of the Trustees of the Trust, including a majority of the independent trustees, and the shareholders of the Trust.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first written above.

                                            CMG FUND TRUST


                                            JOSEPH R. PALOMBO
                                            ------------------------------
                                            By:    Joseph R. Palombo
                                            Title: President


                                            COLUMBIA MANAGEMENT ADVISORS, INC.


                                            KEITH T. BANKS
                                            ------------------------------
                                            By:    Keith T. Banks
                                            Title: Chief Executive Officer

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